Exhibit 99.5

Social posts - Randstad

Twitter:

Exciting News >> Randstad to acquire @Monster to transform the way people and jobs connect {link to joint deal announcement}

LinkedIn:

Randstad to acquire Monster Worldwide to transform the way people and jobs connect {link to joint deal announcement}

Facebook:

Exciting News! Randstad to acquire Monster Worldwide to transform the way people and jobs connect {link to joint deal announcement}

Additional Information

This communication and the description contained herein is for informational purposes only and is not a recommendation, an offer to buy, or the solicitation of an offer to sell any shares of Monster’s common stock. The tender offer referenced in this communication has not commenced. Upon commencement of the tender offer, Randstad North America, Inc. and its wholly-owned subsidiary, Merlin Global Acquisition, Inc. (“Merger Sub”), will file with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase (the “Offer to Purchase”), a form of letter of transmittal (the “Letter of Transmittal”) and other related documents and, thereafter, Monster will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D9 with respect to the tender offer. Randstad, Merger Sub and Monster intend to mail documents to the shareholders of Monster. THESE DOCUMENTS, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND MONSTER SHAREHOLDERS ARE URGED TO READ THEM CAREFULLY WHEN THEY BECOME AVAILABLE. Shareholders of Monster will be able to obtain a free copy of these documents (when they become available) and other documents filed by Monster, Randstad or Merger Sub with the SEC at the website maintained by the SEC at www.sec.gov.

The Offer to Purchase is not being made to holders of (nor will tenders be accepted from or on behalf of holders of) shares of Monster’s common stock in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to Purchase to be made by a licensed broker or dealer, the Offer to Purchase shall be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub or Randstad.

Forward-Looking Statements

The statements included in this communication contain forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, speak only as of the date they are made and include without limitation statements regarding the planned completion of the tender offer and the merger, statements regarding the anticipated filings and approvals relating to the tender offer and the merger, statements regarding the expected completion of the tender offer and the merger and statements regarding the ability of Merger Sub to complete the tender offer and the merger considering the various closing conditions. Randstad undertakes no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond the control of either company, including the following: (a) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (b) the inability to complete the transaction due to the failure to satisfy conditions to the transaction; (c) the risk that the proposed transaction disrupts current plans and operations; (d) difficulties or unanticipated expenses in connection with integrating Monster into Randstad; (e) the risk that the acquisition does not perform as planned; and (f) potential difficulties in employee retention following the closing of the transaction. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in the public reports of each company filed or to be filed with the SEC or the Amsterdam Stock Exchange.